UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.             )

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☐    Soliciting Material Pursuant to §240.14a-12

DOMTAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As part of its semi-annual shareholder engagement process, Domtar Corporation sent this email on April 19, 2018:

“In connection with our upcoming annual meeting on May 8, 2018, we want to renew our offer to talk with stockholders in order to answer any questions that you might have. If you would like to schedule a discussion, please let either Daniel Buron, our Chief Financial Officer, or Zygmunt Jablonski, our Chief Legal and Administrative Officer, know. A copy of the proxy statement for the meeting is available at http://www.domtar.com/files/corporate/Domtar_RA2017_Proxy_Eng.pdf.

We place great value talking and meeting with our stockholders and over the years have found the discussions to be mutually beneficial on important topics like our business strategy, executive compensation, corporate governance and sustainability initiatives.

As you are reviewing our Say-on-Pay proposal this year, and as you are aware from our earnings call of February 8, 2018, please note that our 2017 GAAP financial results were significantly impacted by a non-cash goodwill impairment charge to our Personal Care business. While we reported strong sales for this unit, the Personal Care business has become increasingly competitive, with pressure in both the healthcare and retail markets. As a result, we recorded a non-cash goodwill impairment charge, which contributed substantially to the net loss we reported for the year. From an operational perspective, though, we continued to generate strong results, with cash flow from operating activities amounting to $449 million during 2017.

If you have specific feedback or thoughts you would like to share, or have any questions prior to voting your shares this year, please let us know. To the extent that you have no concerns, we appreciate your continued support of Domtar, and look forward to speaking in the future”.